Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Federal Street Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-218858) of our report dated May 15, 2017 except for Note 8 as to which the date is June 20, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Federal Street Acquisition Corp. as of April 20, 2017 and for the period from March 21, 2017 (inception) through April 20, 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
July 3, 2017